Exhibit 5.1

                                  July 7, 1998

V.I. Technologies, Inc.
155 Duryea Road
Melville, New York  11747

        Re:  Restated V.I. Technologies, Inc. 1998 Employee Stock Purchase Plan

Ladies and Gentlemen:

        We have acted as counsel to V.I. Technologies, Inc. (the "Company") in connection with all proceedings relating to the authorization and proposed issuance and sale by the Company of shares of common stock, $.01 par value per share ("Common Stock") upon the exercise of stock options granted pursuant to the Restated V.I. Technologies, Inc. 1998 Employee Stock Purchase Plan (the "1998 Plan"), as described in the Registration Statement on Form S-8 (the "Registration Statement"), filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, on the date hereof.

               Based upon our examination of such documents and proceedings as we have deemed necessary and pertinent, we are of the opinion that when the shares of Common Stock are issued upon the due exercise of stock options granted in accordance with the 1998 Plan, such shares of Common Stock will be duly and validly issued and outstanding and will be fully paid and non-assessable.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                           Very truly yours,

                           /s/ Gibbons, Del Deo, Dolan, Griffinger & Vecchione

                           GIBBONS, DEL DEO, DOLAN,
                           GRIFFINGER & VECCHIONE
                           A Professional Corporation